INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference into this Registration Statement on Form S-3 of Tera Computer Company of our report, dated January 21, 1998, appearing in the Annual Report on Form 10-K of Tera Computer Company for the year ended December 31, 1998, and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/  DELOITTE & TOUCHE LLP


Seattle, Washington
July 28, 1998